EXHIBIT 23.03(a)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in Post-Effective Amendment No. 4 to Registration Statement No. 333-109122 on Form S-1 of our report dated February 15, 2007, relating to the statements of financial condition, including the schedules of investments, as of December 31, 2006 and 2005, and the related statements of operations, changes in trust capital, and financial highlights for the years ended December 31, 2006, 2005, and 2004 of Global Macro Trust, appearing in the Prospectus which is a part of such Registration Statement.

We also consent to the reference to us under the heading “Experts” in such Prospectus.

/s/ Deloitte & Touche LLP
New York, New York
April 11, 2007